EXHIBIT 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF RENT-WAY, INC.

Restriction on Trading in Rent-Way Common Stock During a Blackout Period

                During an upcoming blackout period in Rent-Way's 401(k) plan, new rules prohibit you from purchasing, selling, acquiring, or transferring Rent-Way common stock or associated derivative securities (i.e. stock options) that you acquired in connection with your service or employment as a director or executive officer of Rent-Way.

                A blackout period will be in effect as a result of a transfer of the trustee and recordkeeping services under the 401(k) plan to Merrill Lynch. This blackout period will begin at 3:00 p.m. Eastern Time, on March 26, 2004 and is expected to end the week of May 9, 2004. During the blackout period, plan participants will not be able to direct or diversify investments in their individual accounts, obtain a loan, or obtain a distribution.

                Under a new regulation adopted pursuant to the Sarbanes-Oxley Act of 2002, Rent-Way is required to notify you of this blackout period and of certain restrictions on trading in Rent-Way securities during the blackout period.

                You may not take the following actions during the blackout period:

•	Purchase, sell, acquire, or transfer shares of Rent-Way common stock that you acquired in connection with your service or employment as a director or executive officer of Rent-Way; or

•	Purchase, sell, transfer or exercise Rent-Way stock options.

                During the week of May 9, 2004, you should contact Merrill Lynch at (888) 480-6228 to determine when the blackout period has ended.

                For further information regarding this blackout period, please contact Ronald DeMoss at the following address and phone number:

                                                    Ronald D. DeMoss
                                                    Vice President and General Counsel
                                                    Rent-Way, Inc.
                                                    One RentWay Place
                                                    Erie, Pennsylvania 16505
                                                    (814) 461-5840

Dated: February 9, 2004